Letter of Resignation

To the Board of Directors
UniPro Financial Services, Inc.

The undersigned, Harvey Judkowitz, does hereby resign as an officer and as well from the board of directors of UniPro Financial Services, Inc., to take effect immediately upon the qualification and acceptance by John Vogle of his appointment to serve on the board. This Resignation is further subject to the successful completion of the contemporaneous sale of 1,137,500 of his common shares of UniPro Financial Services, Inc.

Dated, September 2, 2005

/s/ Harvey Judkowitz

Harvey Judkowitz